Exhibit 99.1

Roundy’s, Inc. Reports Fourth Quarter and Full Year 2013 Financial Results

MILWAUKEE – February 26, 2014 – Roundy’s, Inc. (“Roundy’s”) (NYSE: RNDY), a leading grocer in the Midwest, today reported financial results for the fourth quarter and full year ended December 28, 2013.

Q4 20131

•	Net sales increased 2.0% to $1,001.9 million

•	Net income was $8.7 million, or $0.19 diluted net earnings per common share, compared to net loss of $98.4 million, or $2.19 loss per diluted common share

•	Adjusted net income[2] was $11.4 million, or $0.25 adjusted diluted net earnings per common share[2], compared to $8.6 million, or $0.19 adjusted diluted net earnings per common share[2]

•	Adjusted EBITDA[2] was $42.8 million compared to $46.6 million

Full Year 20131

•	Net sales increased 1.5% to $3,949.9 million

•	Net income was $34.5 million, or $0.76 diluted net earnings per common share, compared to net loss $69.2 million, or $1.61 loss per diluted common share

•	Adjusted net income[2] was $36.7 million, or $0.81 adjusted diluted net earnings per common share[2], compared to $47.0 million, or $1.08 adjusted diluted net earnings per common share[2]

•	Adjusted EBITDA[2] was $172.2 million compared to $198.7 million

“We continued to experience an improvement in our sales cadence across our core markets which helped us begin to generate a slight increase in a number of key metrics versus the prior year,” said Robert A. Mariano, chairman, president and chief executive officer of Roundy’s. “While we still have important challenges to overcome in our core markets, we believe the investments we made in 2013 and continue to make in 2014 are beginning to resonate with our customers.”

Mr. Mariano concluded, “Our growth banner, Mariano’s, experienced another strong performance in the fourth quarter with all key metrics generating an improvement compared to the prior year. We opened two stores in the fourth quarter of 2013 and our Lake Zurich, IL store earlier this month bringing our organic store count to 14. We continue on schedule with the remodeling of the acquired Dominick’s stores and we have already opened two of the acquired stores, Mariano’s Park Ridge, on February 18, 2014 and Mariano’s Northfield on February 25, 2014. By the end of the year, we expect to have a total of 29 Mariano’s stores in the Chicagoland area.”

[1]	All comparisons are to the thirteen and fifty-two weeks ended December 29, 2012.
[2]	Adjusted Net Income, Adjusted Net Earnings per Common Share and Adjusted EBITDA are non-GAAP financial measures. See the tables herein for important information about these measures and a full reconciliation to the most comparable GAAP measure.

Financial Results for Fourth Quarter of 2013

Net sales for the fourth quarter of 2013 were $1,001.9 million, an increase of $20.1 million, or 2.0%, from $981.9 million for the fourth quarter of 2012. The increase primarily reflects the benefit of new stores, partially offset by a 2.4% decrease in same-store sales and the effect of three store closures during 2013. The decline in same-store sales was due to a 4.2% decrease in the number of customer transactions, partially offset by a 1.9% increase in average transaction size. Same-store sales continue to be negatively impacted by competitive store openings and the weak economic environment in the Company’s core markets.

Gross profit for the fourth quarter of 2013 increased 4.2% to $270.4 million, from $259.5 million in the same period last year. Gross profit as a percentage of net sales was 27.0% for the fourth quarter of 2013, compared to 26.4% in the same period last year. The increase in gross profit as a percentage of net sales primarily reflects an increased perishable sales mix, improved margin contribution from new stores as they mature and a more efficient promotional spend during the quarter.

Operating and administrative expenses for the fourth quarter of 2013 increased to $245.6 million, from $232.3 million in the same period last year. Operating and administrative expenses as a percentage of net sales increased to 24.5% in the fourth quarter of 2013, from 23.7% in the same period last year. This increase was primarily due to increased occupancy and labor costs related to new stores as well as reduced fixed cost leverage in the Company’s core business resulting from lower sales.

The Company’s effective tax rate for fourth quarter of 2013 was 1.0%, which reflects a $3.0 million tax benefit from the favorable settlement of a state tax position. The effective tax rate for the fourth quarter of 2012 was a benefit of 6.9%, which reflects the impact of the goodwill impairment charge recorded during the fourth quarter of 2012, the majority of which is non-deductible for tax purposes.

For the fourth quarter of 2013, net income was $8.7 million, or $0.19 diluted net earnings per common share, compared to net loss of $98.4 million, or $2.19 loss per diluted common share, for the fourth quarter of 2012. Adjusted net income for the fourth quarter of 2013 was $11.4 million, or $0.25 adjusted diluted net earnings per common share, compared to $8.6 million, or $0.19 adjusted diluted net earnings per common share, for the fourth quarter of 2012. Adjusted net income for the fourth quarter of 2013 excludes a $2.1 million after-tax charge, or $0.05 per diluted common share, related to the write-off of unamortized loan costs related to a $148 million term loan prepayment loan during the fourth quarter of 2013 and a $0.6 million after-tax expense, or $0.01 per diluted common share, related to acquisition costs and term loan amendment fees incurred during the fourth quarter of 2013. Adjusted net income for the fourth quarter of 2012 excluded a $106.4 million after-tax goodwill impairment charge, or $2.37 per diluted common share, and a $0.6 million after-tax expense, or $0.01 per diluted common share, for a non-recurring pension withdrawal expense.

Adjusted EBITDA for the fourth quarter of 2013 was $42.8 million, compared to $46.6 million in the fourth quarter of 2012. The decrease was primarily due to the effect of the aforementioned items.

The Company paid a dividend of $0.12 per share on all outstanding shares of its common stock during the fourth quarter.

Financial Results for Fiscal 2013

Net sales were $3,949.9 million for the fifty-two weeks ended December 28, 2013, an increase of $59.4 million, or 1.5%, from $3,890.5 million for the fifty-two weeks ended December 29, 2012. The increase primarily reflects the benefit of new stores, partially offset by a 2.7% decrease in same-store sales and the effect of three store closures during 2013. The decline in same-store sales was due to a 4.7% decrease in the number of customer transactions, partially offset by a 2.2% increase in average transaction size. Same-store sales comparisons were negatively impacted by competitive store openings, the mix shift to greater generic pharmacy sales and the weak economic environment in the Company’s core markets.

Gross profit for the fifty-two weeks ended December 28, 2013 increased 1.5% to $1,051.1 million, from $1,035.2 million in the same period last year. Gross profit as a percentage of net sales was 26.6% for 2013 and 2012.

Operating and administrative expenses for the fifty-two weeks ended December 28, 2013 increased to $947.7 million, from $908.3 million in the same period last year. Operating and administrative expenses as a percentage of net sales increased to 24.0% for the year-to-date period, from 23.3% in the same period last year. This increase was primarily due to increased occupancy and labor costs related to new stores as well as reduced fixed cost leverage in the Company’s core business resulting from lower sales.

For the fifty-two weeks ended December 28, 2013, net income was $34.5 million, or $0.76 diluted net earnings per common share, compared to net loss of $69.2 million, or $1.61 loss per diluted common share, for the fifty-two weeks ended December 29, 2012. Adjusted net income for the fifty-two weeks ended December 28, 2013 was $36.7 million, or $0.81 adjusted diluted net earnings per common share, compared to $47.0 million, or $1.08 adjusted diluted net earnings per common share, for the fifty-two weeks ended December 29, 2012. Adjusted net income for the fifty-two weeks ended December 28, 2013 excludes a $2.1 million after-tax charge, or $0.05 per diluted common share, related to the write-off of unamortized loan costs related to a $148 million term loan prepayment during the fourth quarter of 2013, a $0.6 million after-tax expense, or $0.01 per diluted common share, related to acquisition costs and term loan amendment fees incurred during the fourth quarter of 2013 and a $0.6 million after-tax benefit, or $0.01 per diluted common share, related to the reversal of a pension withdrawal liability recorded during the fourth quarter of 2012. Adjusted net income for the fifty-two weeks ended December 29, 2012 excluded an $106.4 million after-tax goodwill impairment charge, or $2.44 per diluted common share, an $8.4 million after-tax charge, or $0.19 per diluted common share, for the early extinguishment of debt and one-time IPO expenses that occurred during the first quarter 2012, and other after-tax non-recurring charges of $1.4 million, or $0.03 per diluted common share.

Adjusted EBITDA for the fifty-two weeks ended December 28, 2013 was $172.2 million, compared to $198.7 million in the fifty-two weeks ended December 29, 2012. The decrease was primarily due to the effect of the factors mentioned above.

Net cash flows provided by operating activities for the fifty-two weeks ended December 28, 2013 were $104.0 million, compared to $105.7 million during the fifty-two weeks ended December 29, 2012. The decrease in cash provided by operating activities was due primarily to reduced operating income and timing of payments for payroll and employee benefits and income taxes, partially offset by reduced pension contributions and interest payments.

Subsequent to year-end, the Company completed a public offering of 10,170,989 shares of its common stock at a price of $7.00 per share, which included 2,948,113 shares sold by Roundy’s and 7,222,876 shares sold by existing shareholders. The Company received approximately $20.6 million in gross proceeds from the offering, or approximately $19.1 million in net proceeds after deducting the underwriting discount and expenses related to the offering. The net proceeds will be used for general corporate purposes, which the Company expects to include funding working capital and operating expenses as well as capital expenditures to build out the Chicago stores acquired from Safeway, Inc. during the fourth quarter of 2013.

In addition, the Company currently intends to refinance its existing term loan and revolving credit facility with the proceeds from a new term loan and a new asset-based revolving credit facility. In connection with the proposed refinancing, the Company expects to recognize a loss on debt extinguishment, which will include the write-off of deferred financing costs and the original issue discount on the Company’s existing term loan. The amount of the transaction costs that will be expensed rather than capitalized, as well as the portion of the deferred financing costs and original issue discount that will be written off, cannot be determined at this time. The Company currently expects to complete the proposed refinancing in early March of 2014.

Fiscal 2014 Guidance

The Company issued its guidance for fiscal 2014. The following table provides information on the Company’s current estimated 2014 results:

	Q1 2014	Fiscal 2014
Sales growth	3.0% to 3.5%	13.0% to 14.0%
Same-store sales growth	(3.25%) to (3.75%)	(1.0%) to (2.0%)
Adjusted EBITDA	$34 to $37 million	$162 to $172 million
Adjusted EBITDA Margin	3.4% to 3.6%	3.6% to 3.8%
Interest Expense (1)	$14.8 to $15.3 million	$59 to $60 million
Income Tax Rate	40.0%	40.0%
Capital Expenditures	$15 to $20 million	$90 to $95 million
New Store Openings	1	6
Acquired Store Openings	4	11
Adjusted Diluted Net Earnings per Share (2)	$0.01 to $0.05	$0.27 to $0.40

(1)	Includes non-cash interest of approximately $1.1 million related to amortization of deferred financing fees and original issue discount for the first quarter of 2014. Includes non-cash interest of approximately $4.2 related to amortization of deferred financing fees and original issue discount for fiscal 2014. These non-cash interest estimates do not reflect the impact of the pending debt refinancing in 2014.
(2)	The Company’s adjusted diluted earnings per share guidance for the first quarter of 2014 and Fiscal 2014 do not include the loss on debt extinguishment or other charges that the Company expects to incur in connection with its proposed refinancing transaction. These charges are expected to be of a type that are similar to those charges excluded from adjusted diluted earnings per share and adjusted net income in prior quarters. Please see an explanation of these non-GAAP measures below.

Conference Call

The Company will host a conference call and audio webcast today, February 26, 2014 at 4:30 p.m. ET (3:30 p.m. CT) to discuss financial results for the fourth quarter fiscal 2013. To access the conference call, participants should dial (888) 949-2791; passcode is 6486936. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will be also broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.roundys.com, where it will be archived and accessible through March 12, 2014. A telephone replay will be available through March 12, 2014 by calling (888) 566-0432 to access the playback.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 21,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 164 retail grocery stores and 113 pharmacies under the Pick ’n Save, Rainbow, Copps, Metro Market and Mariano’s retail banners in Wisconsin, Minnesota and Illinois. Roundy’s is committed to helping the communities its stores serve through the Roundy’s Foundation. Chartered in 2003, the Roundy’s Foundation mission is to support organizations working to relieve hunger and helping families in crisis due to domestic abuse, neglect and other at-risk situations.

Non-GAAP Financial Measures

This press release presents Adjusted Net Income, Adjusted Net Earnings Per Common Share and Adjusted EBITDA, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations, as defined under “Consolidated Statements of Comprehensive Income.” For a reconciliation of Adjusted Net Income and Adjusted EBITDA to net income under generally accepted accounting principles and for a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors see the tables below under “Reconciliation of Non-GAAP Amounts.”

Forward-Looking Statements

This release contains forward-looking statements about the Company’s future performance, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; employee relationships and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the cost of capital and our ability to access capital; supply or quality control problems with vendors; and changes in economic conditions which affect the buying patterns of customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company’s periodic reports and filings with the Securities and Exchange Commission.

Contact:

James J. Hyland

Vice President of Investor Relations and Corporate Communications

james.hyland@roundys.com

414-231-5811

Roundy’s, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 29, 2012	December 28, 2013	December 29, 2012	December 28, 2013
	(Unaudited)	(Unaudited)		(Unaudited)
Net Sales	$981,855	$1,001,913	$3,890,537	$3,949,906
Costs and Expenses:
Cost of sales	722,320	731,560	2,855,385	2,898,785
Operating and administrative	232,278	245,573	908,300	947,651
Goodwill impairment charge	120,800	—	120,800	—
Interest:
Interest expense, net	11,568	13,412	48,825	47,875
Amortization of deferred financing costs	573	2,633	2,413	4,354
Loss on debt extinguishment	—	—	13,304	—

	1,087,539	993,178	3,949,027	3,898,665

Income (loss) before Income Taxes	(105,684)	8,735	(58,490)	51,241
Provision (benefit) for Income Taxes	(7,320)	83	10,759	16,703

Net Income (loss)	$(98,364)	$8,652	$(69,249)	$34,538

Net earnings (loss) per common share:
Basic	$(2.19)	$0.19	$(1.61)	$0.77
Diluted	$(2.19)	$0.19	$(1.61)	$0.76
Weighted average number of common shares outstanding:
Basic	44,824	44,977	43,047	44,949
Diluted	44,824	45,444	43,047	45,299

Dividends declared per share	$0.12	$0.12	$0.58	$0.48

Reconciliation of Non-GAAP Amounts

Adjusted Net Income and Adjusted Net Earnings Per Common Share (Unaudited)

The following is a summary of the calculation of Adjusted Net Income and Adjusted Net Earnings Per Common Share for the thirteen and fifty-two weeks ended December 29, 2012 and December 28, 2013, respectively (in thousands, except per share amounts):

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 29, 2012	December 28, 2013	December 29, 2012	December 28, 2013
Net Income (loss)	$(98,364)	$8,652	$(69,249)	$34,538
Write-off of unamortized loan costs related to prepayment of term loan, net of tax	—	2,142	—	2,142
Acquisition and term loan amendment fees, net of tax	—	592	—	592
Loss on debt extinguishment, net of tax	—	—	8,049	—
Goodwill impairment charge, net of tax	106,400	—	106,400	—
Executive recruiting fees and relocation expenses, net of tax	—	—	293	—
Severance to former executives, net of tax	—	—	547	—
Pension withdrawal charge, net of tax	608	—	608	—
Reversal of pension withdrawal liability, net of tax	—	—	—	(608)
One-time IPO expenses, net of tax	—	—	314	—

Adjusted Net Income	$8,644	$11,386	$46,962	$36,664

Net earnings (loss) per common share (as reported):
Basic	$(2.19)	$0.19	$(1.61)	$0.77
Diluted	$(2.19)	$0.19	$(1.61)	$0.76

Adjustments per common share, diluted:
Write-off of unamortized loan costs related to prepayment of term loan, net of tax	$—	$0.05	$—	$0.05
Acquisition and term loan amendment fees, net of tax	$—	$0.01	$—	$0.01
Loss on debt extinguishment, net of tax	$—	$—	$0.18	$—
Goodwill impairment charge, net of tax	$2.37	$—	$2.44	$—
Executive recruiting fees and relocation expenses, net of tax	$—	$—	$0.01	$—
Severance to former executives, net of tax	$—	$—	$0.01	$—
Pension withdrawal charge, net of tax	$0.01	$—	$0.01	$—
Reversal of pension withdrawal liability, net of tax	$—	$—	$—	$(0.01)
One-time IPO expenses, net of tax	$—	—	$0.01	—

Adjusted net earnings per common share: (1)
Basic	$0.19	$0.25	$1.09	$0.82
Diluted (2)	$0.19	$0.25	$1.08	$0.81

(1)	Amounts in table may not foot due to rounding.
(2)	The weighted average number of diluted common shares outstanding used to calculate adjusted diluted earnings per share for the fifty-two weeks ended December 29, 2012 includes 578,000 shares which were excluded from the weighted average number of diluted common shares outstanding used to calculate diluted loss per common share, as shares were anti-dilutive.

The Company presents Adjusted Net Income and Adjusted Net Earnings Per Common Share, non-GAAP measures, to provide investors with a view of operating performance excluding significant and non-recurring items.

Adjusted EBITDA (Unaudited)

The following is a summary of the calculation of Adjusted EBITDA for the thirteen and fifty-two weeks ended December 29, 2012 and December 28, 2013, respectively (in thousands):

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 29, 2012	December 28, 2013	December 29, 2012	December 28, 2013
Net Income (loss)	$(98,364)	$8,652	$(69,249)	$34,538
Interest expense	11,568	13,412	48,825	47,875
Provision (benefit) for income taxes	(7,320)	83	10,759	16,703
Depreciation and amortization expense	18,144	16,189	66,136	64,983
LIFO (credit) charge	(157)	76	1,343	976
Amortization of deferred financing costs	573	2,633	2,413	4,354
Non-cash stock compensation expense	378	791	1,431	2,765
Loss on debt extinguishment	—	—	13,304	—
Goodwill impairment charge	120,800	—	120,800	—
Executive recruiting fees and relocation expenses	—	—	484	—
Severance to former executives	—	—	904	—
Acquisition costs	—	375	—	375
Credit agreement amendment fees	—	604	—	604
One-time pension withdrawal expense (benefit)	1,006	—	1,006	(1,006)
One-time IPO expenses	—	—	519	—

Adjusted EBITDA	$46,628	$42,815	$198,675	$172,167

The Company presents Adjusted EBITDA, a non-GAAP measure, to provide investors with a supplemental measure of its operating performance. The Company believes that Adjusted EBITDA is a useful performance measure and is used by the Company to facilitate a comparison of its operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting the Company’s business than measures under U.S. generally accepted accounting principles (‘‘GAAP’’) can provide alone. The Company’s board of directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for employees, including its senior executives.

The Company defines Adjusted EBITDA as earnings before interest expense, provision for income taxes, depreciation and amortization, LIFO charges, amortization of deferred financing costs, non-cash compensation expenses arising from the issuance of stock, costs incurred in connection with the Company’s IPO (or subsequent offerings of Roundy’s common stock), loss on debt extinguishment, certain non-recurring or unusual employee and pension related costs, costs related to acquisitions, costs related to debt financing activities and goodwill impairment charges. Omitting interest, taxes and the other items provides a financial measure that facilitates comparisons of the Company’s results of operations with those of companies having different capital structures. Since the levels of indebtedness, tax structures, and methodologies in calculating LIFO expense that other companies have are different from the Company’s, it omits these amounts to facilitate investors’ ability to make these comparisons. Similarly, the Company omits depreciation and amortization because other companies may employ a greater or lesser amount of owned property, and because in the Company’s experience, whether a store is new or one that is fully or mostly depreciated does not necessarily correlate to the contribution that such store makes to operating performance. The Company believes that investors, analysts and other interested parties consider Adjusted EBITDA an important measure of the Company’s operating performance. Adjusted EBITDA should not be considered as an alternative to net income as a measure of the Company’s performance. Other companies in the Company’s industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The limitations of Adjusted EBITDA include: (i) it does not reflect the Company’s cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) it does not reflect changes in, or cash requirements for, the Company’s working capital needs; (iii) it does not reflect income tax payments the Company may be required to make; and (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Roundy’s, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 29, 2012	December 28, 2013
		(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$72,889	$82,178
Notes and accounts receivable, less allowance for losses	33,118	38,838
Merchandise inventories	292,673	302,122
Prepaid expenses	9,706	9,867
Income tax receivable	—	1,704
Deferred income taxes	5,259	13,838

Total current assets	413,645	448,547

Property and Equipment, net	314,044	342,974

Other Assets:
Other assets - net	46,410	59,846
Goodwill	605,986	610,186

Total other assets	652,396	670,032

Total assets	$1,380,085	$1,461,553

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$240,392	$251,586
Accrued wages and benefits	39,540	38,652
Other accrued expenses	40,594	46,834
Current maturities of long-term debt and capital lease obligations	10,918	4,739
Income taxes	2,292	615

Total current liabilities	333,736	342,426

Long-term Debt and Capital Lease Obligations	685,644	737,724
Deferred Income Taxes	59,112	76,285
Other Liabilities	108,327	78,691

Total liabilities	1,186,819	1,235,126

Commitments and Contingencies

Shareholders’ Equity:
Preferred stock (5,000 shares authorized at 12/29/12 and 12/28/13, respectively, $0.01 par value, 0 shares at 12/29/12 and 12/28/13, respectively, issued and outstanding)	—	—

Common stock (150,000 shares authorized, $0.01 par value, 45,654 shares and 46,777 shares at 12/29/12 and 12/28/13, respectively, issued and outstanding)	457	468
Additional paid-in capital	114,120	116,874
Retained earnings	125,649	137,545
Accumulated other comprehensive loss	(46,960)	(28,460)

Total shareholders’ equity	193,266	226,427

Total liabilities and shareholders’ equity	$1,380,085	$1,461,553

Roundy’s, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Fifty-two Weeks Ended
	December 29, 2012	December 28, 2013
		(Unaudited)
Cash Flows From Operating Activities:
Net (loss) income	$(69,249)	$34,538
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Goodwill impairment charge	120,800	—
Depreciation and amortization, including deferred financing costs	68,549	69,337
(Gain) loss on sale of property and equipment	(438)	125
LIFO charges	1,343	976
Deferred income taxes	(5,659)	3,894
Loss on debt extinguishment	13,304	—
Amortization of debt discount	1,381	3,040
Stock-based compensation expense	1,431	2,765
Changes in operating assets and liabilities:
Notes and accounts receivable	(651)	(5,720)
Merchandise inventories	(7,479)	(10,425)
Prepaid expenses	9,174	(161)
Other assets	329	360
Accounts payable	(4,824)	11,194
Accrued expenses and other liabilities	(21,458)	2,312
Income taxes	(819)	(8,196)

Net cash flows provided by operating activities	105,734	104,039

Cash Flows From Investing Activities:
Capital expenditures	(62,004)	(67,109)
Proceeds from sale of property and equipment	450	531
Payment for business acquisitions	—	(36,000)

Net cash flows used in investing activities	(61,554)	(102,578)

Cash Flows From Financing Activities:
Dividends paid to common shareholders	(25,998)	(21,676)
Payments of witholding taxes for vesting of restricted stock shares	—	(390)
Borrowings on revolving credit facility	117,500	54,750
Payments made on revolving credit facility	(117,500)	(54,750)
Proceeds from long-term borrowings	664,875	—
Issuance of notes	—	193,998
Payments of debt and capital lease obligations	(791,610)	(158,902)
Issuance of common stock, net of issuance costs	112,540	—
Debt issuance and refinancing fees and related expenses	(18,166)	(4,566)
Credit agreement amendment fees and expenses	—	(636)

Net cash flows (used in) provided by financing activities	(58,359)	7,828

Net (decrease) increase in Cash and Cash Equivalents	(14,179)	9,289
Cash and Cash Equivalents, Beginning of Period	87,068	72,889

Cash and Cash Equivalents, End of Period	$72,889	$82,178

Supplemental Cash Flow Information:
Cash paid for interest	$53,484	$44,195
Cash paid for income taxes	17,237	21,005